UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 6, 2008

NORTHERN OIL AND GAS, INC.
(Name of small business issuer in its charter)

Nevada	000-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota	55391
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANTS BUSINESS AND OPERATIONS

Item 2.02 – Results of Operations and Financial Condition.

Northern Oil and Gas, Inc. (the “Company”) announced that it has posted a second quarter net profit of $283,465 or $0.01/share on revenues of $764,528.

Revenues increased 165% in the second quarter of 2008 compared to the first quarter of 2008 and general and administrative expense decreased by approximately 20%.

Based on approved and pending drilling permits, the Company expects to exit fiscal year 2008 on a run rate of approximately 1,100 gross barrels of oil production per day.  Based on current oil prices, this equates to annualized revenue of approximately $35 million entering fiscal year 2009.  General and administrative expenses are expected to remain static at approximately $2 million per year.

The Company expects to add substantial production growth in fiscal year 2009 in addition to the 2008 expected exit run rate.  The Company controls a significant inventory of majority working interest drilling locations that can be operated by the Company in 2009.  The Company expects to develop its full 60,000 net acre North Dakota Bakken position through 2011, consisting of approximately 90 net wells, which expose the Company to potential reserves in excess of 45 million barrels of oil, not accounting for Three Forks/Sanish productivity, enhanced oil recovery or down spacing.

As of August 5, 2008, the Company has participated or is currently participating as a working interest partner in the drilling of 26 gross wells.  The Company has achieved a 100% success rate in wells drilled during 2008.

A copy of the press release which the Company issued reporting the foregoing information is attached as Exhibit 99.1.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated August 6, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN OIL AND GAS, INC.

Date:  August 6, 2008                                                                           By /s/ Michael L. Reger
       Michael L. Reger, Chief Executive Officer